UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

K12 Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Supplemental Information Regarding Proposals 2 and 3—

Advisory Vote on Named Executive Officer Compensation (“Say on Pay”)

Approval of Amendment to K12 Inc.’s 2007 Equity Incentive Award Plan

Commencing December 7, 2015, K12 Inc. (the “Company”) provided the following communication to certain stockholders:

Proposal 2: Advisory Vote on Named Executive Officer Compensation (“Say on Pay”)

K12 Inc. (“Company”) has obtained majority approval for its advisory votes on executive compensation (“Say-on-Pay”) every year such votes have been conducted.  However, this year, ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) recommend that stockholders vote against Proposal 2 at the 2015 Annual Meeting of Stockholders. These proxy advisory services generally based their recommendations on a view that payouts under the Company’s incentive plans do not align with Company performance. For example, ISS expressed concern that the CEO received an above-target payout under the Company’s short-term incentive plan, primarily due to exceeding his individual Performance Management Objectives (“PMOs”). The ISS and Glass Lewis analyses are also critical of certain time-based equity awards granted to our executives, including a moderately-sized award to the CEO following the Board’s decision in FY 2014 to lower the CEO’s cash bonus below the level that was actually earned. Finally, Glass Lewis has criticized the structure of the Company’s performance-based equity compensation programs.

The Company and its Board of Directors (“Board”) and Compensation Committee are deeply committed to a performance-based pay program and a pay-for-performance culture. As acknowledged by Glass Lewis, “the compensation committee considered shareholder feedback and analyzed the specific areas of concern identified during its shareholder outreach.” As explained below, however, we believe that the ISS and Glass Lewis recommendations are misplaced because they apply rigid shareholder return metrics and afford no consideration to either the unique regulatory environment in which the Company operates or the strategic plan that forms the foundation for its incentive compensation programs. More specifically, the ISS and Glass Lewis analyses are deficient for reasons that include the following:

•                  They fail to account for the fundamental shift in the Company’s long-term business strategy which has been communicated to shareholders in investor calls, reiterated in the Proxy Statement (e.g., pp. 21, 29) and described in the Company’s Annual Report to Shareholders on SEC Form 10-K (e.g., pp. 12-13).   In FY 2015, the CEO was directed to deliver a new forward-looking strategic plan to the Board designed to build a company that puts the academic performance of students first, and that ultimately is expected to be value creating for the Company’s owners. We began implementing this sustained business development strategy knowing that it would impact near term profitability given the necessary investments that would be required. These changes, some of which are described below, were reflected in relevant PMO targets, but have been ignored by ISS and Glass Lewis in their pay-for-performance analyses.  For FY 2015, the Board believed that fair rewards for individual contributions toward these important strategic initiatives were appropriate to drive executive performance and retention during this period of transition.

•                  They disregard a compensation structure which is heavily performance based and puts approximately 85% the CEO’s total compensation opportunity at risk.  The Board and Compensation Committee devote much care and attention to designing appropriate individual PMOs for the CEO that the Board believes will be value creating in the long-term. In FY2015, the CEO achieved many of these important objectives and was rewarded for that achievement in the manner that was intended.

•                  They dismiss the meaningful adjustments to our compensation programs that have been implemented to align with peer group pay practices. For example, while Glass Lewis highlights certain legacy arrangements that cannot unilaterally be changed, such as vesting terms for outstanding stock options, it dismisses our implementation for FY 2016 of a performance share program containing multiple performance metrics that are aligned with our forward-looking strategic plan and that are based on longer 2 and 3 year performance periods.

•                  They fail to account for the unique environment in which the Company is currently operating as the only publicly-traded company in the K-12 education space.  While the Company acknowledges recent share price declines, these declines have resulted largely from external events and factors over which our executives have no control, including an industry-wide investigation of for-profit virtual schools in California and noted by ISS (impacting only a subset of our peers given the small number of companies in this space) and the decision of the independent Agora Cyber Charter School Board to convert to a self-managed business model in FY 2016. The Board believes that our executive team is performing well despite these headwinds and that it is important that we continue to incent and fairly compensate them as they navigate these challenges.

Before approving our new strategic plan, the Board devoted several days to review and discussion, which included an in-depth assessment of the strategic goals that should be included in our executive compensation programs (particularly for the CEO) and that would be best suited to drive the investments needed to execute our business goals. These investments included the conversion to a new learning management system for high school, capital expenditures for enterprise architecture projects, the development of a next generation curriculum, hiring and training more teachers earlier than in prior years, raising teacher compensation, modifying the marketing and enrollment process to attract students, regardless of circumstance, that would be most likely to thrive and succeed in full-time virtual public schools, and establishing a strong and stable management team with the skill sets to achieve our new sustained business development strategy. The Company believes that by taking these measures to improve academic performance, students are likely to persist longer in the program, acquisition costs can be reduced and enrollment can be restored.  Greater academic success should ultimately support the removal of enrollment caps and facilitate new state growth. For FY 2015, the Board believes that our management team has executed well to set us on the path toward achieving these goals.

Unfortunately, ISS and Glass Lewis have underestimated just how challenging the execution of these long-term goals is for the only publicly-traded company in the K-12 education space.  It will take a number of years to complete this process and see measurable results because students matriculate on an annual basis. In the meantime, the Board set very specific and objective corporate and individual PMOs to match the initial steps forward and to ensure that the CEO is compensated only for those milestones that are satisfied.  The Compensation Committee certified and the Board concurred that the CEO achieved only 86% of the corporate PMOs and 115% of the individual PMOs, which yielded an incentive bonus of 201% of base salary, although the maximum for FY 2015 was 273% of base salary, which further reflected a determination by the Board to reduce from the 300% maximum opportunity specified in the CEO’s employment agreement. In sum, the Board believed that the actual incentive bonus payout for FY 2015 was squarely aligned with the progress achieved towards creating shareholder value consistent with our sustained business development strategy.

Finally, regarding the special time-based equity grants that were made in FY 2015, ISS and Glass Lewis fail to explain why shareholders should be overly concerned.  In early FY 2015, the Board determined to reduce the CEO’s FY 2014 incentive payment by $400,000 and then granted a time-vested equity award.  This was intended to better align the CEO’s compensation with the interests of shareholders, and that is exactly what has occurred. With the reduction in the Company’s stock price since the grant was made, so too dropped the value of this equity award, to $224,892 at the time of vesting in early FY 2016—a very different outcome than providing the CEO with the cash that otherwise would have been earned under the FY 2014 program. .

The Board and Compensation Committee are keenly interested in shareholder views on the topic of executive compensation.  As we engage with our shareholders during this proxy process and throughout the year we will continue to listen and consider shareholder recommendations as we refine and develop our executive compensation programs in a manner that accounts for the unique challenges confronting our business.

For the reasons stated above we respectfully request that you carefully reconsider the ISS and Glass Lewis recommendations and instead vote FOR the Company’s advisory vote on executive compensation.

Proposal 3: Approval of Amendment to K12 Inc.’s 2007 Equity Incentive Award Plan

The Company also put forth a proposal for stockholder re-approval of the performance criteria included in the 2007 Equity Incentive Award Plan (‘Plan”) in order to comply with provisions of Section 162(m) of the Internal Revenue

Code, which require performance criteria in 162(m) compliant plans to be approved by shareholders every five years. The proposal was presented to the stockholders for approval solely to preserve the Company’s ability to maintain the tax deductibility benefits of Section 162(m)’s performance based compensation exception (as the last such approval occurred in 2010) and to expand the performance criteria upon which qualified performance based compensation may be based, consistent with the adjustments to our long-term strategic business plans as described above.  No additional shares are being requested and no other changes are being made to the plan.  The Plan is set to expire at the end of 2017, at which time stockholder approval will be required to either amend the Plan or approve a new plan.

ISS and Glass Lewis have recommended that stockholders vote against this Proposal 3 based on an overall evaluation of the Plan including estimated cost, plan features and grant practices. These recommendations fail to balance their conclusions against the long-term value of maintaining the 162(m) exemption under an existing stockholder approved plan that is effective until 2017.  Moreover, in the case of ISS, the recommendation is contrary to its own stated policy of generally approving these “Section 162(m) only” proposals.

The proposal should be approved because it is necessary and in the best long-term interest of the Company and its stockholders. The purpose of the proposal is to preserve a financial benefit for the Company and its stockholders in the form of preserving the ability to deduct certain executive compensation awards.  If this proposal is not approved, the plan will remain in effect, and the Company may continue to grant awards thereunder, until its expiration date in the 2017.  The result of failing to approve this proposal is only that certain awards under the Plan that might otherwise have been deductible for tax purposes may no longer be deductible.

In submitting the Plan for stockholder approval solely for purposes of Section 162(m), the Board felt that it was appropriate to leave all other provisions of the Plan unaltered.  Therefore, for example, legacy Plan provisions that allow for repricing of stock options were initially left in the Plan.  This provision in particular was criticized by ISS and Glass Lewis.  The Company has never, since the time of the initial public offering, repriced stock options and it was expressly stated in the Proxy Statement that it has no intention of doing so (pp. 24).  In connection with seeking stockholder approval of this proposal, the Company is committing that, notwithstanding the terms of the Plan, it will not seek to reprice any outstanding stock options under the Plan (by lowering the exercise price) without shareholder approval.

For the reasons stated above, we respectfully request that you carefully reconsider the ISS and Glass Lewis recommendations and instead vote FOR approval of the amendment to the Plan.